Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS REPORTS Q1 EPS FROM CONTINUING OPERATIONS

UP 29% TO $0.45, DRIVEN BY STRONG OPERATING GAINS

•	Net revenues declined 6.5% due to currency; organic net revenues[1] up 2.3%

•	Operating income was up 18.8%; margin expanded 290 bps to 13.5%

•	Company reaffirmed 2009 EPS guidance of $1.88

NORTHFIELD, Ill. – May 5, 2009 – Kraft Foods Inc. (NYSE: KFT) today reported first quarter 2009 results driven by strong gains from operations. Organic net revenue growth reflected the impact of cost-driven pricing actions taken in 2008, together with better-than-expected volume/mix. Operating gains across nearly all business segments drove operating income growth, margin expansion and higher earnings per share.

“We’ve had a very solid start to the year, and we’re on track to deliver our 2009 commitments,” said Irene Rosenfeld, Chairman and CEO. “Our business momentum remains strong despite a challenging consumer environment. We are intensely focused on investing our cost savings to build our core brands, improve our product mix and drive superior retail execution. This will further enhance our profit margins and improve market shares as the year unfolds.”

•	Net revenues declined 6.5 percent to $9.4 billion, including the unfavorable impact of 7.9 percentage points from currency and 0.9 percentage points from divestitures.

Organic net revenues grew 2.3 percent, driven by 5.7 percentage points from pricing that was partially offset by negative 3.4 percentage points from volume/mix. During the quarter, net revenues were negatively impacted by approximately 1.6 percentage points from the shift of Easter-related shipments into second quarter 2009 and from the planned discontinuation of less profitable product lines.

•

Operating income increased 18.8 percent from the prior year to $1,268 million. Currency translation negatively impacted operating income growth by 10.3 percentage points, essentially offsetting 9.8 percentage points of growth from the absence of Restructuring Program charges.

[1]	Please see discussion of Non-GAAP Financial Measures.

Operating income margin increased 290 basis points year-over-year to 13.5 percent. Approximately 90 basis points of the increase were attributable to the absence of Restructuring Program charges, while product mix improved margins significantly. This positive development reflects the discontinuation of less profitable product lines and strategic investments in priority categories, core brands and key markets. In addition, the combination of cost-driven price increases taken over the past year and successful cost savings initiatives more than offset higher input costs. The results also include the benefit of approximately $87 million of unrealized, mark-to-market gains related to the company’s commodity hedging activities, compared to an approximately $25 million benefit in the prior year.

•

The tax rate of 33.0 percent was up from 28.2 percent in the prior year period. The first quarter 2009 rate is higher than the company’s full-year guidance of 31.5 percent due to the timing of discrete items.

•	Earnings per share were $0.45, up from $0.39 in first quarter 2008.

Diluted EPS
First Quarter 2008 Diluted EPS	$0.39

Discontinued Operations	(0.04)

First Quarter 2008 Diluted EPS from Continuing Operations	$0.35

Operating Gains	0.06
Unfavorable Currency Movements	(0.05)
Unrealized Gains from Commodity Hedging Activities	0.03
Absence of Restructuring Program Charges	0.04

Lower Interest Expense	0.01
Changes in Taxes	(0.01)
Fewer Shares Outstanding	0.02

First Quarter 2009 Diluted EPS	$0.45

Operating gains of $0.06 versus the prior year included the unfavorable impact of $0.02 from incremental pension costs and $0.01 from a pistachio recall in the company’s U.S. Snacks segment.

•	There were no share repurchases in first quarter 2009, and the company’s authorization to repurchase shares expired on March 30, 2009.

FIRST QUARTER 2009 RESULTS, DISCUSSION BY SEGMENT1

	Q1 2009 (percent growth)
	Net Revenues	Organic Net Revenues[2]	Operating Income
Total Kraft Foods	(6.5)%	2.3%	18.8%[3]

Kraft Foods North America	(1.0)	1.3	15.8

U.S. Beverages	1.4	1.4	11.7
U.S. Cheese	(6.6)	(6.6)	59.8
U.S. Convenient Meals	8.2	8.2	51.6
U.S. Grocery	3.3	3.3	9.6
U.S. Snacks	0.6	0.6	7.5
Canada & N.A. Foodservice	(11.9)	0.8	(20.6)

Kraft Foods Europe	(19.0)	(3.3)	17.7

Kraft Foods Developing Markets	(7.5)	12.0	8.9

U.S. Beverages

Organic net revenues increased 1.4 percent as volume/mix growth was partially offset by lower prices. Net revenues for coffee declined due to a combination of the Easter shift and the rollback of 2008 price increases to reflect lower green coffee costs. Ready-to-drink beverages grew at a double-digit rate behind successful quality and marketing investments in Capri Sun. Value-oriented marketing behind Kool-Aid continued to drive solid growth in powdered beverages.

[1]	Please refer to the company’s Form 8-K filed March 26, 2009, for discussion of changes to reportable segments.
[2]	Please see discussion of Non-GAAP Financial Measures.
[3]

Includes the year-over-year changes in: unallocated corporate expenses, unrealized gains/losses related to the company’s hedging activities, certain components of its U.S. pension plan costs and the amortization of intangibles.

Operating income increased 11.7 percent driven by lower overhead costs, the timing of marketing spending, the absence of Restructuring Program charges and volume/mix improvement.

U.S. Cheese

Organic net revenues declined 6.6 percent as volume/mix was unfavorably impacted by higher price levels and the Easter shift.

Operating income grew 59.8 percent as the benefits of improved alignment of prices with costs more than offset the impact of a decline in volume/mix.

U.S. Convenient Meals

Organic net revenues increased 8.2 percent reflecting the impact of higher price levels and improved volume/mix. Growth was driven by the continued success of DiGiorno, California Pizza Kitchen and Jack’s pizza, Oscar Mayer Deli Fresh meats, Oscar Mayer bacon and Oscar Mayer Lunchables.

Operating income increased 51.6 percent. The benefits of higher price levels, improved volume/mix and the absence of Restructuring Program charges more than offset significantly higher input costs.

U.S. Grocery

Organic net revenues increased 3.3 percent as the effect of higher price levels and double-digit volume growth in Kraft macaroni and cheese dinners more than offset the impact of unfavorable volume/mix in other parts of the business. Volume/mix was unfavorably impacted by the Easter shift and the third quarter 2008 exit of Handi-Snacks ready-to-eat desserts as part of the company’s initiative to discontinue less profitable product lines.

Operating income increased 9.6 percent as the benefits of higher price levels and improved product mix more than offset the impact of higher input costs and lower volume.

U.S. Snacks

Organic net revenues increased 0.6 percent as higher price levels were largely offset by unfavorable volume/mix. Net revenue growth was also negatively impacted by approximately two percentage points from the Easter shift and the recall of certain products containing pistachios. Solid growth in both cookies and crackers was driven by approximately 10 percent growth in the top five brands.

Operating income increased 7.5 percent due to solid profit growth in biscuits. Overall, operating income benefited from higher price levels, the timing of marketing costs and the absence of Restructuring Program charges. These benefits were partially offset by unfavorable volume/mix, higher input costs and the decline in snack nuts, which included a $17 million charge related to the pistachio recall.

Canada & North America Foodservice

Organic net revenues increased 0.8 percent as solid growth in Canada was offset by declines in North America Foodservice. Double-digit growth in Canada was driven by continued volume/mix gains from marketing investments and improved customer programs. Unfavorable volume/mix in Foodservice reflected a slowdown in casual dining traffic and the discontinuation of lower-margin product lines.

Operating income declined 20.6 percent primarily due to an unfavorable currency impact of approximately 16 percentage points. Excluding the currency impact, higher input costs and the volume impact of a challenging Foodservice environment were partially offset by higher pricing, the absence of Restructuring Program charges and solid operating performance in Canada.

Kraft Foods Europe

Organic net revenues declined 3.3 percent reflecting higher price levels that were more than offset by unfavorable volume/mix. The volume/mix declines were attributable to higher price levels, the Easter shift and the discontinuation of less profitable product lines. The unfavorable volume/mix also reflected a difficult comparison to the prior year period that included a pre-price increase inventory build by retailers. Biscuits showed solid net revenue growth led by several of the region’s priority brands, including Oreo, Mikado and Ourson. Net revenues for chocolate were unfavorably impacted by the Easter shift and by the slowdown in volume sold through travel-related retail outlets. Coffee revenues were similarly impacted by the Easter shift, but were partially offset by ongoing gains from Kenco in the U.K., strong performance in France and the continued growth of Tassimo.

Operating income increased 17.7 percent despite an unfavorable impact from currency of approximately 25 percentage points. Excluding the currency impact, higher price levels, improved product mix and the absence of Restructuring Program charges and divestiture-related losses drove gains in the quarter. These gains more than offset the unfavorable impact of lower volume and investments in building a category-led, European operating company structure.

Kraft Foods Developing Markets

Organic net revenues increased 12.0 percent driven by solid gains in each region. Growth in the Latin America region was largely due to higher price levels as well as strength in powdered beverages. The Asia Pacific region grew due to gains in several key brands, particularly Oreo, Tiger/Biskuat and Tang. Growth in the Central and Eastern Europe, Middle East & Africa region was fueled by higher price levels and favorable volume/mix despite retailer inventory reductions in Poland and Ukraine.

Operating income increased 8.9 percent despite an unfavorable currency impact of approximately 30 percentage points. Excluding currency, a combination of higher price levels and substantially better product mix more than offset higher input costs, investments in marketing and selling, and lower volume.

OUTLOOK

Based on the strong operating gains in the first quarter, the company reaffirmed its confidence in achieving 2009 organic net revenue growth of approximately 3 percent and diluted EPS of $1.88 per share.

CONFERENCE CALL

Kraft Foods will host a conference call for investors with accompanying slides to review its results at 8:00 a.m. EDT today. Access to a live audio webcast with accompanying slides is available at www.kraftfoodscompany.com, and a replay of the event will be available on the company’s web site.

ABOUT KRAFT FOODS INC.

Kraft Foods (www.kraftfoodscompany.com) makes today delicious in 150 countries around the globe. Our 100,000 employees work tirelessly to make delicious foods consumers can feel good about. From American brand icons like Kraft cheeses, dinners and dressings, Maxwell House coffees and Oscar Mayer meats, to global powerhouse brands like Oreo and LU biscuits, Philadelphia cream cheeses, Jacobs and Carte Noire coffees, Tang powdered beverages and Milka, Côte d’Or, Lacta and Toblerone chocolates, our brands deliver millions of smiles every day. Kraft Foods (NYSE: KFT) is the world’s second largest food company with annual revenues of $42 billion. The company is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and the Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that we reaffirmed 2009 GAAP EPS guidance; that we’re on track to deliver our 2009 commitments; that our business momentum remains strong; that we are intensely focused on investing our cost savings to build core brands, improve our product mix and drive superior retail execution; that the investments will further enhance our profit margins and improve market shares as the year unfolds; our full-year tax rate; and our confidence in achieving 2009 organic net revenue growth of approximately 3 percent. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, continued volatility in input costs, pricing actions, increased competition, increased costs of sales, a shift in our product mix to lower margin offerings, a shift to private label products, a failure to expand our operations in certain emerging markets, risks from operating internationally, and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results.

Management uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of its U.S. pension plan cost (which is a component of cost of sales and marketing, administration and research costs), general corporate expenses (which are a component of marketing, administration and research costs) and amortization of intangibles for all periods presented. In 2009, the company began excluding certain components of its U.S. pension plan cost from segment operating income because the company centrally manages pension plan funding decisions, and determines discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, the company allocates only the service cost component of its U.S. pension plan expense to segment operating income. The company excludes the unrealized gains and losses on hedging activities from segment operating income to provide better transparency of its segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

The company’s five-year Restructuring Program, which ended in 2008, included asset impairment, exit and implementation costs. Implementation costs are directly attributable to exit costs; however, they do not qualify for exit cost treatment under U.S. GAAP. Management believes this disclosure provides better transparency into the total costs of our Restructuring Program.

See the attached schedules for supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the quarters ended March 31, 2009 and 2008. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in its 2009 Outlook, the company has not provided that information. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures used by other companies.

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Kraft Foods Inc. and Subsidiaries
Condensed Statements of Earnings	Schedule 1
For the Three Months Ended March 31,
(in millions, except per share data) (Unaudited)

	As Reported (GAAP)
	2009	2008	% Change
Net revenues	$9,396	$10,046	(6.5)%
Cost of sales	6,131	6,745	9.1%

Gross profit	3,265	3,301	(1.1)%
Gross profit margin	34.7%	32.9%
Marketing, administration & research costs	1,991	2,129	6.5%
Asset impairment and exit costs	—	80	100.0%
(Gains) / losses on divestitures, net	—	18	100.0%
Amortization of intangibles	6	7	14.3%

Operating income	1,268	1,067	18.8%
Operating income margin	13.5%	10.6%
Interest & other expense, net	280	305	8.2%

Earnings from continuing operations before income taxes	988	762	29.7%
Provision for income taxes	326	215	(51.6)%
Effective tax rate	33.0%	28.2%
Earnings from continuing operations	$662	$547	21.0%
Earnings from discontinued operations, net of income taxes	—	54	(100.0)%

Net earnings	$662	$601	10.1%
Noncontrolling interest	2	2	—

Net earnings attributable to Kraft Foods	$660	$599	10.2%

Earnings per share attributable to Kraft Foods:
Basic
- Continuing operations	$0.45	$0.35	28.6%
- Discontinued operations	—	0.04	(100.0)%

- Net earnings attributable to Kraft Foods	$0.45	$0.39	15.4%

Diluted
- Continuing operations	$0.45	$0.35	28.6%
- Discontinued operations	—	0.04	(100.0)%

- Net earnings attributable to Kraft Foods	$0.45	$0.39	15.4%

Average shares outstanding:
Basic	1,475	1,532	3.7%
Diluted	1,483	1,542	3.8%

Kraft Foods Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information	Schedule 2
Net Revenues
For the Three Months Ended March 31,
($ in millions) (Unaudited)

					% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Vol /Mix		Price
2009 Reconciliation
U.S. Beverages	$783	$—	$—	$783	1.4%	1.4%	2.2	pp	(0.8	)pp
U.S. Cheese	894	—	—	894	(6.6)%	(6.6)%	(9.6)		3.0
U.S. Convenient Meals	1,117	—	—	1,117	8.2%	8.2%	2.4		5.8
U.S. Grocery	818	—	—	818	3.3%	3.3%	(4.1)		7.4
U.S. Snacks	1,197	—	—	1,197	0.6%	0.6%	(7.6)		8.2
Canada & N.A. Foodservice	907	—	130	1,037	(11.9)%	0.8%	(1.4)		2.2

North America	$5,716	$—	$130	$5,846	(1.0)%	1.3%	(3.2)		4.5
Europe	1,928	—	291	2,219	(19.0)%	(3.3)%	(7.2)		3.9
Developing Markets	1,752	—	365	2,117	(7.5)%	12.0%	0.5		11.5

Kraft Foods	$9,396	$—	$786	$10,182	(6.5)%	2.3%	(3.4)	pp	5.7	pp

2008 Reconciliation
U.S. Beverages	$772	$—	$—	$772
U.S. Cheese	957	—	—	957
U.S. Convenient Meals	1,032	—	—	1,032
U.S. Grocery	792	—	—	792
U.S. Snacks	1,190	—	—	1,190
Canada & N.A. Foodservice	1,029	—	—	1,029

North America	$5,772	$—	$—	$5,772
Europe	2,380	(85)	—	2,295
Developing Markets	1,894	(4)	—	1,890

Kraft Foods	$10,046	$(89)	$—	$9,957

Kraft Foods Inc. and Subsidiaries
Operating Income by Reportable Segments	Schedule 3
For the Three Months Ended March 31,
($ in millions) (Unaudited)

		2008 Impacts			2009 Impacts
	2008 Operating Income - As Restated (GAAP)	Restructuring Program Costs	Gains / (losses) on Divestitures, Net	Impact of Divestitures	Impact of Currency	Operations	2009 Operating Income - As Reported (GAAP)	% Change
U.S. Beverages	$145	$8	$—	$—	$—	$9	$162	11.7%
U.S. Cheese	82	12	—	—	—	37	131	59.8%
U.S. Convenient Meals	93	9	—	—	—	39	141	51.6%
U.S. Grocery	239	5	—	—	—	18	262	9.6%
U.S. Snacks	120	6	—	—	—	3	129	7.5%
Canada & N.A. Foodservice	107	11	—	—	(19)	(14)	85	(20.6)%

North America	786	51	—	—	(19)	92	910	15.8%

Europe	124	38	18	(6)	(44)	16	146	17.7%
Developing Markets	190	9	—	(1)	(60)	69	207	8.9%
Unrealized G/(L) on Hedging Activities	25	—	—	—	—	62	87
HQ Pension	—	—	—	—	—	(40)	(40)
General Corporate Expenses	(51)	—	—	—	1	14	(36)
Amortization of Intangibles	(7)	—	—	—	—	1	(6)

Kraft Foods	$1,067	$98	$18	$(7)	$(122)	$214	$1,268	18.8%

Kraft Foods Inc. and Subsidiaries
Condensed Balance Sheets	Schedule 4
($ in millions) (Unaudited)

	March 31, 2009	December 31, 2008	March 31, 2008
Assets
Cash and cash equivalents	$1,184	$1,244	$605
Receivables, net	4,472	4,704	5,361
Inventories, net	4,050	3,881	4,794
Other current assets	1,435	1,632	1,035
Property, plant and equipment, net	9,735	9,917	11,311
Goodwill	27,348	27,581	31,459
Intangible assets, net	12,908	12,926	12,207
Other assets	1,221	1,288	3,371

Total assets	$62,353	$63,173	$70,143

Liabilities and Equity
Short-term borrowings	$1,022	$897	$4,528
Current portion of long-term debt	759	765	716
Accounts payable	3,207	3,373	4,157
Other current liabilities	5,327	6,009	4,867
Long-term debt	18,385	18,589	17,428
Deferred income taxes	4,090	4,064	5,081
Other long-term liabilities	7,108	7,120	5,929

Total liabilities	39,898	40,817	42,706

Total equity	22,455	22,356	27,437

Total liabilities and equity	$62,353	$63,173	$70,143